Exhibit 4.7

                             SECURED PROMISSORY NOTE

$2,000,000.00                                                  December 28, 2007

      FOR VALUE RECEIVED, VISION OPPORTUNITY MASTER FUND, LTD, a corporation organized under the laws of the Cayman Islands ("Borrower"), hereby covenants and promises to pay to the order of DENTALSERV.COM, a corporation organized under the laws of the state of Nevada ("Lender") in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million Dollars ($2,000,000.00) (the "Loan") together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below. Such Loan constitutes deferred payment for approximately 1,025,881 shares of Lender's Series A Convertible Preferred Stock issued by Lender to Borrower (the "Stock" and, together with the Class A, B, J, and C Warrants issued or issuable to Borrower under that certain Series A Convertible Preferred Stock Purchase Agreement among Borrower, Lender and the other parties thereto and dated September 5, 2007 (the "SPA") the "Pledged Stock") pursuant to the SPA.

      1. Principal Repayment. The outstanding principal amount of the Loan shall be due and payable on March 31, 2008 (the "Principal Repayment Date").

      2.    Interest Rate. The Loan shall not bear interest.

      3. Place of Payment. All amounts payable hereunder shall be payable to Lender at 817 Winchester Road, Suite 200, Lexington, Kentucky 40505 unless another place of payment shall be specified in writing by Lender.

      4. Application of Payments. Except as otherwise provided herein, payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

      5. Terms of Repayment. Up until the Principal Repayment Date, Vision shall have the sole and exclusive option of (i) repaying the Loan and receiving the certificates for Stock issued in its name, or (ii) facilitating the purchase of the stock by a third party purchaser (a "Third Party Purchaser"). For avoidance of doubt, in the event the Stock is purchased by a Third Party Purchaser, such Third Party Purchaser shall remit payment of $2,000,000 to Lender, in accordance with the terms of an escrow agreement dated as of the date hereof related thereto (the "Escrow Agreement") and, accordingly, this Loan shall thereby be cancelled.

      6. Prepayment. Borrower may pay the entire outstanding balance of principal and all accrued and unpaid interest thereon at any time before the Principal Payment Date (a "Prepayment") without penalty.

      7. Waiver by Borrower. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

      8. Collections. Should the indebtedness represented by this Note or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceedings (whether at the trial or appellate level), or should this Note be placed in the hands of attorneys for collection upon default, Borrower agrees to pay, in addition to the principal, premium and interest due and payable hereon, all costs of collection or attempting to collect this Note, including reasonable attorneys fees and expenses.

      9. Amendment. This Note may not be amended orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

      10. Late Charge. Borrower recognizes and agrees that any default of any the payment due hereunder will result in loss and additional expenses to Lender in servicing the indebtedness evidenced hereby, handling such delinquent payments and meeting Lender's other financial obligations, the extent of which loss and additional expenses is extremely difficult and impractical to ascertain. Borrower therefore agrees that in the event that any payment hereunder is not paid on the date it becomes due, for any reason other than an error for which an independent banking institution or wire service is determined to be wholly responsible, then in addition to all other rights set forth herein, or in the Pledge Agreement, dated as of the date hereof, between Borrower and Lender (the "Pledge Agreement"), Lender shall have the right to collect a late charge equal to four percent (4%) of the delinquent payment. The right to collect such late charge shall be in addition to all other rights granted to Lender hereunder.

      11. Default. At the option of Lender, without prior notice, and regardless of any prior forbearance, all sums remaining unpaid under this Note shall become immediately due and payable upon the occurrence of a default by Borrower under this Note, or the Pledge Agreement. The failure of Borrower to pay any amount due under the terms of this Note when the same becomes due and payable, if such failure remains unremedied for a period of five (5) calendar days following receipt by Borrower of written notice from Lender of such failure to pay, shall constitute a default by Borrower under this Note. Furthermore, any default under the Pledge Agreement, which remains uncured within the timelines specified therein shall also be considered a default by Borrower under this Note.

      12.   Time. Time is strictly of the essence in this Note.

      13. No Waiver by Lender. No delay or omission on the part of Lender in exercising any right under this Note, or under any other agreement or instrument securing this Note shall operate as a waiver of such right on any future occasion, or of any other rights under this Note or any agreement or instrument securing this Note.

      14. Cumulative Rights. All rights and remedies of Lender provided for in this Note are cumulative and shall be in addition to all other rights and remedies provided in the Security Agreement or by law or in equity.

      15. Notices. Except as otherwise provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be delivered in person, with receipt acknowledged, or sent by facsimile or by United States mail, registered or certified, return receipt requested, postage prepaid and addressed as follows:

               i.   If to Lender:   Dentalserv.com/Medpro Safety Products, Inc.
                                      817 Winchester Road
                                      Lexington, KY 40505
                                      Facsimile: (859) 225-5347
                                      Attention: Walter Weller, President

               ii.  With a copy to: Frost Brown Todd LLC
                                      250 West Main, Suite 2700
                                      Lexington, Kentucky 40505
                                      Facsimile: (859) 231-0011
                                      Attention: Paul E. Sullivan, Esq.

               iii. If to Borrower: Vision Opportunity Master Fund, Ltd.

                                      20 W. 55th Street
                                      New York, NY 10019
                                      Attn: Adam Benowitz, Portfolio Manager

               iv.  With a copy to: Lord Locke Bissell & Liddell LLP
                                      885 Third Avenue
                                      New York, NY 10022
                                      Facsimile: (212) 947-1202
                                      Attention: Corey N. Martin, Esq.

Any party may change its address or facsimile number by giving the other party prior notice of the change in accordance with the provisions of this Section 15.

      16. Governing Law; Venue. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. The parties agree that any suit, action or proceeding arising out of or relating to this Note, or the interpretation, performance, or breach of this Note, may, but do not have to be, instituted in the Supreme Court for the County of Manhattan, State of New York, and each party irrevocably submits to the jurisdiction of said court, and waives all objections to jurisdiction or venue that it may have under the laws of the State of New York or otherwise in any suit, action or proceeding, except that Lender reserves the right to institute such supplemental local actions in other venues as may be necessary to preserve or collect the collateral identified in the Pledge Agreement, or to enforce Lender's rights therein.

      17. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.

      18. Security Agreement/Subordination. This Note is secured by the Pledge Agreement executed by Borrower and Lender creating a security interest in the Pledged Stock, which Pledge Agreement specifies various defaults upon the happening of which all sums on this Note may, at Lender's option, be declared immediately due and payable.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, Borrower has executed and delivered this Note on the day and year first above written.

                              VISION OPPORTUNITY MASTER FUND, LTD, a corporation organized under the laws of the Cayman Islands

                              By: ______________________________________________

                              Name: ____________________________________________

                              Its: _____________________________________________